Exhibit 19.1

AURINIA PHARMACEUTICALS INC.
INSIDER TRADING POLICY
(Approved September 5, 2025)

AURINIA PHARMACEUTICALS INC.
INSIDER TRADING POLICY1

A.    PURPOSE
This Insider Trading Policy (the “Policy”) provides guidelines to all directors, officers and employees (“Company Personnel”) of Aurinia Pharmaceuticals Inc. and its subsidiaries (collectively, the “Company”) with respect to trading in the Company’s securities in compliance with the laws relating to insider trading in the United States and Canada. The term “insider trading” generally is used to refer to the use of material, nonpublic information to trade in securities or to communications of material, nonpublic information to others who may trade on the basis of such information.
B.    SCOPE
This Policy also applies to family members, such as spouses, minor children, adult family members who share the same household, and any other person or entity whose securities trading decisions are influenced or controlled by Company Personnel (collectively, “Family Members”). All Company Personnel are responsible for ensuring that their Family Members also comply with this Policy.
This Policy applies to transactions in common shares, bonds and other debt securities, options to purchase common shares, convertible debentures and warrants, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this Policy also include gifts of the Company’s securities, which may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.
C.    POLICY
The Company has established this Policy so that there is no question as to a breach of the legal obligations of Company Personnel and so that the public confidence in the integrity of the system can be maintained and embarrassment to the Company can be avoided. Accordingly, the Company will not support any strategy or vehicle that seeks, or reasonably appears to seek, to circumvent any portion of this Policy.
The Policy contains two general guidelines:
1.    Company Personnel should not deal in securities of the Company at any time if they are in possession of material, non-public information; and
2.    information which would reasonably be expected to have a significant or material effect on the market price or value which such Company Personnel has by reason of their position with the Company and which has not been generally disclosed, should not be communicated to any other Person or used for any other purpose than to carry out such Person’s duties to the Company. For example, it may be illegal to trade in the securities of another entity (such as a competitor or business partner of the Company) while you are in possession of material, non-public information about that other entity obtained in the course of your position with the Company.

1 Please refer to the Glossary for definitions and guidance in relation to terms.

Company Personnel will determine the materiality of any financial or other business information they obtain regarding the Company in light of the first general guideline above.
It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.
(i)    Any Company Personnel who knows any material, non-public information should not trade until after one full trading day has elapsed from the issue of a press release or Form 8-K in respect of such material, non-public information.
(ii)    The Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) or General Counsel (“GC”) of the Company may from time to time notify certain Company Personnel informing them of the existence of an imminent material event and impose a trading ban on the Company’s securities. In such instance, the notified Company Personnel shall refrain from trading in the Company’s securities or communicating such trading ban with anyone else.
(iii)    No Company Personnel may, at any time, engage (directly or indirectly) in hedging transactions, or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sales contracts.
(iv)    No Company Personnel may, at any time, hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.
(v)    No Company Personnel may, at any time, sell short the securities of the Company.
(vi)    No Company Personnel may have standing sell orders or standing purchase orders with a broker, unless pursuant to an Approved 10b5-1 Plan.
(vii)    In case of uncertainty as to the compliance of this Policy, Company Personnel are to consult with the GC.
All Company Personnel are restricted from trading during a period starting on March 15, June 15, September 15 and December 15 of each calendar year, respectively, and ending one (1) full trading day following the date of public disclosure by the Company of its annual and quarterly results, respectively. For purposes of clarity, in this Policy a trading day includes the full day that the public disclosure is made if the public disclosure is made during pre-market hours.

In order to avoid possible inadvertent conflict with this Policy, each director and executive officer must notify at least one of the CEO, CFO or GC at least one day prior to conducting any transaction relating to the purchase or sale of securities of the Company (including the exercise of stock options).

D.    TRADING RESTRICTIONS
No Company Personnel shall purchase or sell securities of the Company with the knowledge of material, non-public information with respect to the Company.
No Company Personnel shall, other than when it is necessary in the course of business, inform another Person or company of material, non-public information with respect to the Company before the Material Fact or Material Change has been generally disclosed.
Company Personnel cannot trade in a security of the Company or any of its affiliates if they use in connection therewith any specific confidential information for their own benefit or advantage that, if generally known, might reasonably be expected to affect materially the value of the security.
E.    EXCEPTIONS TO TRADING RESTRICTIONS
Approved 10b5-1 Plan
Company Personnel may consider implementing a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that complies with the conditions of Rule 10b5-1(c), including:
•Prior to adoption or amendment of the plan, has been reviewed and approved in advance by the Chief Compliance Officer (the “CCO”) or the CFO;
◦For an officer or director, trading may not commence until after the later of (i) 90 days after the adoption/amendment of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter (up to 120 days after plan adoption/amendment); and
◦For all other Company Personnel, trading may not commence until after at least 30 days after plan adoption/amendment.
•was entered into in good faith by the Company Personnel at a time when the Company Personnel was not in possession of any Material Fact or Material Change about the Company; and
•explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of the transactions, or other formulas describing such transactions.
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting the transactions on behalf of the Company Personnel should be instructed to send duplicate confirmations of all such transactions to the CCO or the CFO or such other person as the CCO or the CFO may designate.
Employee Benefit Plans
The trading restrictions set forth in this Policy do not apply to periodic contributions by the Company or Company Personnel to the Company’s Employee Stock Purchase Plan (“ESPP”) pursuant to the terms and condition of the ESPP and the elections made by the employee. However, no employee may alter their instructions regarding the purchase or sale of Company securities in such plans while they are aware of any material, non-public information with respect to the Company.

F.    NON-COMPLIANCE
Engaging in securities transactions while aware of material, nonpublic information, or the disclosure of material, nonpublic information is illegal. Penalties for engaging in such activities can be severe, both for the employees and for their employers. These penalties may include jail sentences, criminal fines, civil penalties, and civil enforcement injunctions. Compliance with this Policy is mandatory for all Company Personnel.
In addition, Company Personnel who violate this Policy may be subject to disciplinary action by the Company, up to and including termination for cause, whether or not the failure to comply with this Policy results in a violation of law.
G.    REPORTING
All Company Personnel who have reason to believe that this Policy has been or may be violated, should bring the actual or potential violation to the attention of the CFO and/or the GC or through the procedures set forth in the Company’s Code of Ethics and Conduct.
H.    ULTIMATE OBLIGATION
It is the responsibility of all Company Personnel to ensure that they are, at all times, fully aware of the laws relating to them and to their trading in the securities of the Company, as well as the guidelines set out herein, and that they are in full compliance with the same. Company Personnel should seek independent legal counsel for questions about the securities law applicable to their trading in securities of the Company.

GLOSSARY
1.    Person means an individual, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative.
I.    MATERIAL NONPUBLIC INFORMATION
What is Material Information? Under Company policy and United States and Canadian laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Non-public information can be material, even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds.
Depending on the facts and circumstances, information that could be considered material includes, but is not limited to, information pertaining to the following:

•earnings announcements or guidance, or changes to previously released announcements or guidance;
•other unpublished financial results;
•writedowns and additions to reserves for bad debts;
•expansion or curtailment of operations and business disruptions;
•a significant cybersecurity incident or risk, including one that may adversely impact the Company’s business, reputation or share value;
•new inventions or discoveries;
•pending or threatened significant litigation or government action, or the resolution thereof;
•a pending or proposed merger, acquisition, tender offer, joint venture, restructuring or change in assets;
•changes in analyst recommendations or debt ratings;
•events regarding the Company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of security holders or an offering of additional securities);
•changes in control of the Company or extraordinary management developments;

•changes in the Company’s pricing or cost structure;
•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems or impending bankruptcy;
•changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•development of a significant new product, process, or service;
•results of any clinical trials; or
•the gain or loss of a significant customer or supplier.
What is Non-public Information? Information is considered to be non-public unless it has been adequately disclosed to the public. This means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which will sometimes report rumors. You should presume that information is non-public, unless you can point to the official release of that information by the Company in at least one of the following ways:
•publicly available filings with the U.S. Securities and Exchange Commission (the “SEC”) or securities regulatory authorities;
•issuance of press releases via major newswire such as BusinessWire; or
•posting the information on the Company’s website at www.auriniapharma.com.
•You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material non-public information should refrain from any trading activity for one full trading day following the official release of such information.